Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NeoGames S.A.
(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
2020 Incentive Award Plan	Equity	Ordinary Shares, no par value	457(c) and 457(h)	1,516,467	$12.08	$18,318,921	$92.70 per $1,000,000	$1,698.16
	Total Offering Amounts					$18,318,921		$1,698.16
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$1,698.16

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares, no par value (“Ordinary Shares”), of NeoGames S.A. (the “Registrant”) that become issuable under the NeoGames S.A. 2020 Incentive Plan (the “2020 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(2)
Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices ($12.55 and $11.60) of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on April 22, 2022, which date is within five business days prior to filing this Registration Statement.

(3)
Consists of (i) 749,515 additional Ordinary Shares of the Registrant that became available for issuance on January 1, 2021 and (ii) 766,952 additional Ordinary Shares of the Registrant that became available for issuance on January 1, 2022, under the 2020 Plan by operation of an automatic annual increase provision therein.